EXHIBIT 99(a)



     Acxiom(R) Corporation Expects Fourth Quarter Results Below Expectations

LITTLE ROCK, Ark. -- March 30, 2001 -- Acxiom(R) Corporation announced today that it anticipates revenue and earnings for the fourth quarter of fiscal 2001 ended March 31, 2001, will be below the Company's previously stated expectations. Acxiom said it will hold a conference call next week to discuss this information further. Detailed financial information will be issued in a news release on May 15, 2001, as regularly scheduled.

"While fundamentally strong, Acxiom has not been immune to the severe economic downturn in the United States," said Acxiom Company Leader Charles D. Morgan. "Our customer base represents some of the finest and most respected companies in the world, but they are aggressively cutting expenses based on the current economic climate. In a quarter when we normally expect more purchases and projects to be completed as companies launch their new fiscal years, we have recently seen many of our clients postponing these large purchases and major projects. As a result, many new sales opportunities were delayed as late as the last week of the quarter."

Acxiom expects that fourth-quarter revenues will be in the range of $250 million to $260 million, delivering earnings of $.10 to $.12 per share on continuing operations before considering the following items, compared to the consensus analysts' estimates of $.36 per share:

o Acxiom will adopt SAB 101 during the fourth quarter and as required will restate prior quarters in fiscal 2001. Acxiom expects a fourth-quarter SAB 101 decrease of $.02 to $.03 per share related primarily to the sale of data licenses, and to a lesser extent IT management and services revenue. For the full year, the SAB 101 revenue decrease is expected to be approximately $32 million to $38 million and the SAB 101 EPS decrease approximately $.12 to $.16.


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o        Acxiom  previously  announced that it expected a write-off of up to $30 million related to the Montgomery Ward bankruptcy proceedings. It is now expected that this write-off could be up to $35 million. The future cash payments of such charges are expected to be approximately $3 million.

o Due to the particularly weak economic climate for technology and dot-com companies, Acxiom has evaluated its investments in several of its business partners and their related technologies and expects to have a write-down of up to $13 million, net of gains realized on other investments.

o Additionally, the Company expects to record other non-recurring charges in the quarter of $3 to $6 million.

Acxiom also reported continued strong sales of AbiliTec(TM), its revolutionary customer data integration software. Fourth-quarter AbiliTec sales are expected to exceed $30 million, bringing the fiscal year total to more than $100 million.

"Not only did we have another great quarter for our CDI software," Morgan said. "But the AbiliTec pipeline continues to increase. We remain convinced of the long-term success of AbiliTec, and we hope to soon close many of the AbiliTec sales that were pushed into the future."

The Company also announced that it launched an aggressive, broad-based cost-savings initiative in the fourth quarter that targets many major areas of expense, including advertising, payroll, travel and capital expenditures. In fiscal 2002, these initiatives are expected to produce $20 million to $30 million in expense reductions from current levels. Acxiom also announced that no workforce reductions are currently planned. "Acxiom is taking these strong steps to contain costs in every area of our business with an important goal: to do everything in our power to diminish the possibility of a workforce reduction," Morgan said.

Acxiom also announced that it expects that its cash flow for the fourth quarter will be improved over that reported in the third quarter and that its total debt as of March 31, 2001 is expected to be lower than that reported for December 31, 2000. While a complete cash flow statement is not yet available, borrowing from the Company's line of credit was reduced by $25 million during the quarter, reflecting improved free cash flow.

The Company said that due to the business environment, it is making changes in AbiliTec contract terms. In the future, AbiliTec revenue recognition will more closely match cash flow and in general revenue will be recognized on a subscription model or as fees are due.

Acxiom expects strong customer demand for AbiliTec to continue. The Company currently expects that it may be able to generate EPS of $.08 to $.13 in the first quarter of fiscal 2002. Acxiom has not announced guidance for subsequent quarters due to uncertainties related to the economic environment.

The Company expects to hold a conference call at 9 a.m. CDT on Wednesday, April 4, 2001, to discuss this guidance further. Except for the conference call, the Company will remain in a "quiet period," neither updating the information provided in this or previous news releases or providing additional comments concerning Acxiom's financial results or expectations. Acxiom's leadership plans a news release after market close on May 15, 2001, to announce the complete audited results for fiscal 2001 and expects to hold a conference call at 9 a.m. CDT on May 16.

About Acxiom
Acxiom Corporation, the global leader in real-time, multi-channel Customer Data Integration, enables businesses to develop and deepen customer relationships by creating a single, accurate view of their customers across the enterprise. Acxiom achieves this by providing Customer Data Integration software, database management services, and premier customer data content through its AbiliTecTM, Solvitur(R) and InfoBase(R) products, while also offering a broad range of information technology outsourcing services. Founded in 1969, Acxiom (Nasdaq:
ACXM) is based in Little Rock, Arkansas, with locations throughout the United States and with operations in the United Kingdom, France, Spain and Australia. For more information, please visit www.acxiom.com.

This press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially; such statements include but are not necessarily limited to the following: 1) that sales of AbiliTec will continue to be strong; 2) that there will continue to be strong customer demand for AbiliTec; 3) that the Company will have fourth quarter 2001 AbiliTec sales within the indicated range; 4) that AbiliTec will prove to be a continued long term success; 5) that the Company will be able to soon close many AbiliTec sales situations that were delayed by potential customers; 6) that the range of the write-offs and charges related to Montgomery Wards and other situations will be within the indicated ranges; 7) that the write-off of the investments in certain business partners will be within the indicated ranges; 8) that the revenue and earnings projections will be within the indicated ranges; 9) that the adoption of SAB 101 will have the indicated impact; 10) that the Company will be able to effectively continue its expense reduction efforts, within the indicated ranges; 11) that the Company's cash flow will be within the indicated range; 12) that the economic environment and business conditions will remain difficult to predict. The following are important factors, among others, that could cause actual results to differ materially from these forward-looking statements: with regard to all statements regarding AbiliTec: the complexity and uncertainty regarding the development of new software and high technologies; the difficulties associated with developing new AbiliTec products and AbiliTec Enabled Services; the loss of market share through competition or the acceptance of these or other Company offerings on a less rapid basis than expected; changes in the length of sales cycles; the introduction of competent, competitive products or technologies by other companies; changes in the consumer and/or business information industries and


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markets; the Company's ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the impact of changing legislative, accounting, regulatory and consumer environments in the geographies in which AbiliTec will be deployed. With regard to the statements that generally relate to the business of the Company: all of the above factors; the fact that the financial numbers listed herein are estimates and ranges that are based on the Company's understanding of current facts and circumstances; the possibility that certain contracts may not be closed; the possibility that economic or other conditions might lead to a reduction in demand for the Company's products and services; the possibility that the current economic slowdown may worsen and/or persist for an unpredictable period of time; the possibility that significant customers may experience extreme, severe economic difficulty; the continued ability to attract and retain qualified technical and
leadership   associates   and  the  possible   loss  of   associates   to  other
organizations; the ability to properly motivate the sales force and other associates of the Company; the ability to achieve cost reductions and avoid unanticipated costs; changes in the legislative, accounting, regulatory and consumer environments affecting the Company's business including but not limited to litigation, legislation, regulations and customs relating to the Company's ability to collect, manage, aggregate and use data; data suppliers might withdraw data from the Company, leading to the Company's inability to provide certain products and services; short-term contracts affect the predictability of
the  Company's  revenues;   the  potential  loss  of  data  center  capacity  or
interruption of telecommunication links; postal rate increases that could lead to reduced volumes of business; customers that may cancel or modify their agreements with the Company; the successful integration of any acquired businesses and other competitive factors. With respect to the providing of products or services outside the Company's primary base of operations in the
U.S.: all of the above factors and the difficulty of doing business in numerous sovereign jurisdictions due to differences in culture, laws and regulations. Other factors are detailed from time to time in the Company's periodic reports and registration statements filed with the United States Securities and Exchange Commission. Acxiom believes that it has the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast. Acxiom undertakes no obligation to update the information contained in this press release.

Acxiom, InfoBase and Solvitur are registered trademarks of Acxiom, RTC, Inc. AbiliTec is a trademark of Acxiom Corporation.